Filed Pursuant to Rule 433

Registration No. 333-262954

Free Writing Prospectus dated January 10, 2024

CNH Equipment Trust 2024-A

Issuing Entity

CNH Capital Receivables LLC

Depositor

CNH Industrial Capital America LLC Sponsor and Originator	New Holland Credit Company, LLC Servicer

The depositor has prepared a prospectus dated January   , 2024 (subject to completion, dated January 10, 2024) which describes the notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s	S&P
Class A-1	P-1 (sf)	A-1+ (sf)
Class A-2	Aaa (sf)	AAA (sf)
Class A-3	Aaa (sf)	AAA (sf)
Class A-4	Aaa (sf)	AAA (sf)]

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.

Joint Bookrunners of the Class A Notes

BofA Securities	Mizuho	SMBC Nikko	SOCIETE GENERALE
Co-Managers of the Class A Notes

Academy Securities			DBS

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR, THE ISSUING ENTITY, AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THIS OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-294-1322.